UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 30, 2005

Bar Harbor Bankshares
(Exact Name of Registrant as Specified in Its Charter)

Maine
(State or Other Jurisdiction of Incorporation)

         841105-D                                     01-0393663
              (Commission File Number)              (IRS Employer Identification No.)

P.O. Box 400
Main Street, Bar Harbor, ME       04609-0400
(Address of Principal Executive Offices) (Zip Code)

(207) 288-3314
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 29, 2005, Bar Harbor Bankshares (the "Company") entered into Change in Control, Confidentiality and Noncompetition Agreements with each of the following officers: Michael W. Bonsey, Senior Vice President of Credit Administration; Gregory W. Dalton, Senior Vice President of Commercial Lending; Daniel L. Hurley III, President of Bar Harbor Trust Services; Marsha C. Sawyer, Senior Vice President of Human Resources; and David W. Thibault, Senior Vice President of Operations.

         The identical Agreements provide that (a) in the event that the employer terminates the executive's employment other than as a result of normal retirement, disability, death and other than for cause, or the executive terminates his or her employment for good reason; and (b) the executive's termination of employment occurs in anticipation of or within one year after a change in control of the Company, then the employer shall pay the executive a severance benefit equal to 12 months base salary in effect at the date of termination, payable in 12 monthly installment payments. The executive's termination of employment shall be deemed to be in anticipation of a change in control if it occurs within the twelve (12) month period prior to the occurrence of the change in control. The employer shall continue for a period of twelve consecutive months following the date of termination pay to the executive an amount equal to the employer’s contribution share of any medical, health, dental and life insurance benefits which the executive is eligible to receive on the date of termination. In the event of a change of control, all stock options granted but unexercised under the Company’s incentive stock option plan shall become 100% vested immediately prior to any such change in control. These grants will remain subject to all other terms and conditions in the stock option plan. The agreements also contain confidentiality and noncompetition covenants by the executive. Each Agreement is effective as of June 29, 2005.

Exhibits.

            99.1 Form of Change in Control, Confidentiality and Noncompetition Agreement.

            99.2   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2005

/s/  Joseph M. Murphy

Joseph M. Murphy
President and Chief Executive Officer